Exhibit 99.1

Chubb Limited	www.chubb.com
Bärengasse 32 CH-8001 Zurich Switzerland	@Chubb

News Release

Chubb Reports Strong Third Quarter Net Income Per Share and Record Operating Income Per Share, Both $2.88, up 77.8% and 5.1%, Respectively; P&C Combined Ratio is 86.0%; Annualized ROE and Operating ROE are 11.4% and 12.0%, Respectively

•	P&C combined ratio of 86.0%, or 85.5% excluding the impact from purchase accounting adjustments, compared with 85.0% in 2015 on an “As If” basis.*

•	Consolidated and P&C net premiums written of $7.6 billion and $7.0 billion, respectively, up 60.8% and 67.0%. On an “As If” basis, P&C net premiums written down 3.4% in constant dollars. Unfavorable foreign currency movement negatively impacted premium growth by 1.1%. Excluding merger-related underwriting actions, including additional reinsurance purchased, P&C net premiums written up 1.1% in constant dollars.

•	Book value and tangible book value per share increased 2.4% and 5.5%, respectively, from prior quarter.

•	Operating cash flow was $1.7 billion.

•	Integration realized and annualized run-rate savings are ahead of schedule. The company now expects to achieve annualized run-rate savings of $800 million by the end of 2018, up from prior estimate of $750 million. Integration and merger-related expenses remain on track.

*	2016 “As If” results do not include any impact from purchase accounting adjustments related to the acquisition. 2015 “As If” results include Legacy ACE plus Legacy Chubb historical results. ACE Limited acquired The Chubb Corporation (Chubb Corp) on January 14, 2016.

ZURICH – October 25, 2016 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended September 30, 2016 of $1,360 million, or $2.88 per share, compared with $528 million, or $1.62 per share, for the same quarter last year. Operating income was $1,356 million, or $2.88 per share, compared with $897 million, or $2.74 per share, for the same quarter last year. The property and casualty (P&C) combined ratio for the quarter was 86.0%. Book value and tangible book value per share increased 2.4% and 5.5%, respectively, from June 30, 2016 and now stand at $103.96 and $60.26, respectively.

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Chubb Limited News Release

Chubb Limited

Third Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
		Legacy ACE			Legacy ACE
	2016	2015	Change	2016	2015	Change
Operating income, net of tax	$1,356	$897	51.1%	$2.88	$2.74	5.1%
Chubb one-time integration and merger-related expenses, net of tax	(85)	(7)	NM	(0.18)	(0.02)	NM
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	(53)	—	NM	(0.11)	—	NM
Adjusted net realized gains (losses), net of tax	142	(362)	NM	0.29	(1.10)	NM

Net income	$1,360	$528	157.2%	$2.88	$1.62	77.8%

For the three months ended September 30, 2016 and 2015, the tax expenses (benefits) related to the table above were $306 million and $140 million, respectively, for operating income; $(30) million and $(2) million, respectively, for Chubb one-time integration and merger-related expenses; and $27 million and $(6) million, respectively, for adjusted net realized gains and losses. For the three months ended September 30, 2016, the tax (benefit) related to the amortization of fair value adjustment of acquired invested assets and long-term debt was $(26) million.

For the nine months ended September 30, 2016, net income was $2,525 million, or $5.44 per share, compared with $2,151 million, or $6.53 per share, for 2015. Operating income was $3,433 million, or $7.40 per share, compared with $2,430 million, or $7.38 per share, for 2015. The P&C combined ratio for the nine months ended September 30, 2016 was 89.0%. Book value per share increased 15.8% and tangible book value per share decreased 16.6% from December 31, 2015 reflecting the impact of the Chubb Corp acquisition. Book value per share and tangible book value per share were favorably impacted by after-tax unrealized gains in the company’s investment portfolio of $1.7 billion and favorable foreign currency movement of $285 million.

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Chubb Limited

Nine Months Ended Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
		Legacy ACE			Legacy ACE
	2016	2015	Change	2016	2015	Change
Operating income, net of tax	$3,433	$2,430	41.3%	$7.40	$7.38	0.3%
Chubb one-time integration and merger-related expenses, net of tax	(262)	(7)	NM	(0.56)	(0.02)	NM
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	(178)	—	NM	(0.39)	—	NM
Adjusted net realized gains (losses), net of tax	(468)	(272)	(72.1)%	(1.01)	(0.83)	(21.7)%

Net income	$2,525	$2,151	17.4%	$5.44	$6.53	(16.7)%

For the nine months ended September 30, 2016 and 2015, the tax expenses (benefits) related to the table above were $719 million and $395 million, respectively, for operating income; $(106) million and $(2) million, respectively, for Chubb one-time integration and merger-related expenses; and $22 million and $2 million, respectively, for adjusted net realized gains and losses. For the nine months ended September 30, 2016, the tax (benefit) related to the amortization of fair value adjustment of acquired invested assets and long-term debt was $(79) million.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “Chubb had an excellent quarter with record operating earnings per share and exceptionally strong underwriting results. Our after-tax operating income of $2.88 per share, up 5% over prior year, indicates the accretive nature of our merger, which is going well and is on track. The P&C combined ratio of 86% was simply world-class. For the quarter, our annualized operating ROE was 12% while book value and tangible book value per share grew 2.4% and 5.5%, respectively.

“Previously contemplated merger-related underwriting actions that we took on select portfolios of business, particularly a greater use of reinsurance, reduced P&C net premium growth in the quarter by about 4.5 points while improving our risk-reward profile. A competitive insurance market and relatively weak economic conditions globally impacted premium revenue in the quarter as new business meeting our standards was harder to come by. We will trade revenue for underwriting discipline all day long. We believe growth will improve as the impact from the underwriting actions dissipates and the power and capabilities of the new Chubb gain more steam. We are already seeing evidence of the effect our enhanced capabilities is having on revenue generation.

“We are in good shape with our integration-related efficiency efforts and we are now increasing the total annualized run-rate savings we will achieve by the end of 2018 to $800 million, up from $750 million.”

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Chubb Limited News Release

Operating highlights for the quarter ended September 30, 2016 were as follows:

	Legacy
		ACE		As If (1)
Chubb Limited	Q3	Q3		Q3	Q3
(in millions of U.S. dollars except for percentages)	2016	2015	Change	2016	2015	Change
Consolidated
Net premiums written	$7,573	$4,709	60.8%	$7,573	$7,890	(4.0)%
Net income	$1,360	$528	157.2%

P&C
Net premiums written	$7,041	$4,217	67.0%	$7,041	$7,375	(4.5)%
Net premiums written constant-dollar		$4,171	68.8%		$7,288	(3.4)%
Net premiums written constant-dollar excluding merger-related underwriting actions (0.9 pts) and additional reinsurance (3.6 pts)						1.1%
Underwriting income	$1,002	$597	67.7%	$1,041	$1,108	(6.0)%
Combined ratio	86.0%	85.9%		85.5%	85.0%
Current accident year underwriting income excluding catastrophe losses	$797	$459	73.2%	$836	$820	1.9%
Current accident year combined ratio excluding catastrophe losses	88.9%	89.2%		88.4%	88.9%

Global P&C (excludes Agriculture)
Net premiums written	$6,192	$3,480	78.0%	$6,192	$6,638	(6.7)%
Net premiums written constant-dollar		$3,434	80.3%		$6,551	(5.5)%
Net premiums written constant-dollar excluding merger-related underwriting actions (1.0 pts) and additional reinsurance (4.0 pts)						(0.5)%
Underwriting income	$912	$524	73.7%	$951	$1,035	(8.2)%
Combined ratio	85.7%	85.0%		85.0%	84.5%
Current accident year underwriting income excluding catastrophe losses	$717	$391	82.7%	$756	$752	0.4%
Current accident year combined ratio excluding catastrophe losses	88.8%	88.8%		88.2%	88.7%

(1)	Note about “As If” results: 2016 “As If” results do not include the unfavorable impact from purchase accounting adjustments related to the Chubb Corp acquisition of $39 million pre-tax in P&C underwriting income. 2015 “As If” results include Legacy ACE plus Legacy Chubb historical results. Refer to the Non-GAAP Financial Measures section of the Financial Supplement for a reconciliation of these measures to pro forma measures calculated in accordance with SEC guidance.

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•	The purchase of additional merger-related reinsurance adversely impacted P&C net premiums written growth by $260 million, or 3.6 percentage points as noted in the table above, of which $200 million relates to personal lines and $60 million relates primarily to commercial P&C lines. The $200 million personal lines reinsurance premium included $128 million from a one-time unearned premium reserve (UPR) transfer which impacted net premiums written in the current quarter only. Excluding the one-time UPR transfer, the annual impact to personal lines of this new treaty is expected to be approximately $280 million.

•	Global P&C net premiums written increased 78.0%, or 80.3% in constant dollars. On an “As If” basis, Global P&C net premiums written decreased 6.7%, or 5.5% in constant dollars. Excluding merger-related underwriting actions, including additional reinsurance, Global P&C net premiums written decreased 0.5% in constant dollars.

•	Consolidated net premiums earned increased 62.9%, or 64.6% in constant dollars, reflecting the acquisition of Chubb Corp. On an “As If” basis, consolidated net premiums earned decreased 2.7%, or 1.6% in constant dollars.

•	P&C net premiums earned increased 69.3%, or 71.0% in constant dollars, reflecting the acquisition of Chubb Corp. On an “As If” basis, P&C net premiums earned decreased 3.0%, or 1.9% in constant dollars.

•	The P&C expense ratio was 29.0%, compared with 27.1% last year. On an “As If” basis, the P&C expense ratio was 28.5%, compared with 29.1% last year.

•	Total pre-tax and after-tax catastrophe losses were $144 million (2.0 percentage points of the combined ratio) and $107 million, respectively, compared with $72 million (1.7 percentage points of the combined ratio) and $59 million, respectively, last year. On an “As If” basis, total pre-tax and after-tax catastrophe losses for the third quarter of 2015 were $101 million (1.4 percentage points of the combined ratio) and $78 million, respectively.

•	Total pre-tax and after-tax favorable prior period development was $349 million (4.9 percentage points of the combined ratio) and $252 million, respectively, compared with $210 million pre-tax (5.0 percentage points of the combined ratio) and $180 million after-tax last year. Favorable prior period reserve development in the quarter is net of a pre-tax environmental liability run-off charge in the company’s Brandywine operation of $52 million. On an “As If” basis, total pre-tax and after-tax favorable prior period development for the third quarter of 2015 was $389 million (5.3 percentage points of the combined ratio) and $297 million, respectively.

•	Adjusted net investment income, which excludes a purchase accounting adjustment not included in operating income, was $830 million.

•	Net realized and unrealized gains pre-tax totaled $264 million, including unrealized gains of $95 million and net realized gains of $169 million. Net unrealized pre-tax gains comprised primarily unrealized gains of $214 million in the investment portfolio offset by unrealized foreign exchange losses of $124 million. Adjusted net realized gains included investment portfolio gains of $93 million, realized foreign exchange gains of $29 million and $44 million from derivative accounting related to the company’s variable annuity business.

•	Operating cash flow was $1.7 billion.

•	Net loss reserves increased $315 million, or $423 million adjusted for foreign exchange.

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Chubb Limited News Release

•	Book value per share increased 2.4% to $103.96 from $101.56 at June 30, 2016 and increased 15.8% from $89.77 at December 31, 2015. Book value per share for the year was favorably impacted by income, net realized and unrealized gains, and favorable foreign currency movement.

•	Tangible book value per share increased 5.5% to $60.26 from $57.14 at June 30, 2016 and decreased 16.6% from $72.25 at December 31, 2015. Since the initial expected 29.3% dilution at acquisition, tangible book value per share has improved 12.7% in the first three quarters since the acquisition close, benefiting from income, net realized and unrealized gains, and favorable foreign currency movement.

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended September 30, 2016 are presented below:

	Legacy
		ACE		As If
Chubb Limited	Q3	Q3		Q3	Q3
(in millions of U.S. dollars except for percentages)	2016	2015	Change	2016	2015	Change
North America Commercial P&C Insurance
Net premiums written	$3,110	$1,433	117.1%	$3,110	$3,186	(2.4)%
Net premiums written excluding merger-related underwriting actions (0.9 pts) and additional reinsurance (1.5 pts)						0.0%
Combined ratio	86.2%	85.8%		85.3%	82.5%
Current accident year combined ratio excluding catastrophe losses	89.4%	89.3%		88.6%	88.4%

North America Personal P&C Insurance
Net premiums written	$1,011	$278	263.4%	$1,011	$1,210	(16.4)%
Net premiums written excluding additional reinsurance (16.6 pts) and total Fireman’s Fund (2.9 pts)						3.1%
Combined ratio	84.4%	83.7%		82.8%	81.8%
Current accident year combined ratio excluding catastrophe losses	78.8%	70.5%		77.2%	77.6%
Current accident year combined ratio excluding catastrophe losses and Fireman’s Fund non-recurring transfer		82.5%			80.4%

Overseas General Insurance
Net premiums written	$1,940	$1,584	22.5%	$1,940	$2,057	(5.7)%
Net premiums written constant-dollar		$1,542	25.8%		$1,974	(1.7)%
Net premiums written constant-dollar excluding merger-related underwriting actions (2.1 pts) and additional reinsurance (0.3 pts)						0.7%
Combined ratio	81.2%	82.0%		81.4%	83.9%
Current accident year combined ratio excluding catastrophe losses	91.1%	90.5%		91.3%	92.7%

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•	North America Agricultural Insurance: Net premiums written increased 15.2% due to higher premium retention as a result of the premium-sharing formulas with the U.S. government and lower cessions under existing third-party proportional reinsurance programs. The combined ratio was 88.9%, compared with 90.2%. The current accident year combined ratio excluding catastrophe losses was 90.1%, compared with 90.8%.

•	Global Reinsurance: Net premiums written decreased 29.4%, or 28.1% in constant dollars, due to market conditions and an additional retrocession placed during the quarter. Excluding the retrocession, net premiums written decreased 25.0% in constant dollars on an “As If” basis. The combined ratio was 66.3%, compared with 41.2%. The current accident year combined ratio excluding catastrophe losses was 78.1%, compared with 75.3%.

•	Life Insurance: Segment income was $69 million compared to $65 million. International life insurance net premiums written increased 16.5%, or 19.3% in constant dollars.

The following table shows expected annualized and realized integration-related savings and integration and merger-related expenses by year:

Chubb Limited
(in millions of U.S. dollars)	FY 2015	FY 2016	FY 2017	FY 2018	Total
Chubb integration-related savings (1)
Annualized savings	—	$515	$740	$800	$800
Realized savings	—	$310	$580	$760	$800

Chubb integration and merger-related expenses (2)
One-time integration expenses related to savings	$22	$315	$121	$39	$497
Other one-time merger-related expenses	11	210	80	11	312

Total expected integration and merger-related expenses	$33	$525	$201	$50	$809

(1)	Realized savings are the portion that is recorded in the financial statements in the current period. Annualized savings are the annualized run rate of the realized savings that will impact future years.
(2)	Integration expenses related to savings are one-time costs that are directly attributable to the achievement of the annualized savings, including employee severance, third-party consulting fees, and systems integration expenses. Other merger-related expenses are one-time costs directly attributable to the merger, including rebranding, employee retention costs and other professional and legal fees related to the acquisition.

Please refer to the Chubb Limited Financial Supplement, dated September 30, 2016, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and debt and capital.

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Chubb Limited News Release

Chubb Limited will hold its third quarter earnings conference call on Wednesday, October 26, 2016 beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 888-695-0609 (within the United States) or 719-325-2173 (international), passcode 5501993. Please refer to the Chubb investor relations website under Events and Presentations for details. A replay of the call will be available until Thursday, November 10, 2016, and the archived webcast will be available for approximately one month. To listen to the replay, please click here to register and receive dial-in numbers.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London and other locations, and employs approximately 31,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Helen Wilson: (441) 299-9283; helen.wilson@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

(1)	All comparisons are with the same period last year unless specifically stated.

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures, including company measures on an “As If” basis. These non-GAAP measures and combined company measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

“As If” company measures presented throughout this section are prepared exclusive of the impact of the unearned premium reserves intangible amortization and the elimination of the historical policy acquisition costs as a result of

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Chubb Limited News Release

purchase accounting in order to present the underlying profitability of our insurance business. We believe this measure provides visibility into our results and allows for comparability to our historical results and is consistent with how management evaluates results. We have discussed our results on an “As If” basis for both the current and prior year periods, which are defined as follows:

2016 “As If” results: The 2016 and 2015 As If underwriting results do not include the impact of purchase accounting adjustments (i.e., impact of the unearned premium reserves intangible amortization and the elimination of the historical policy acquisition costs as a result of purchase accounting related to the Chubb Corp acquisition).

2015 “As If” results: Legacy ACE plus Legacy Chubb historical results after accounting policy alignment adjustments, including reclassifying certain legacy Chubb Corp corporate expenses to administrative expense and redefining Chubb Corp segment underwriting income by allocating the amortization of deferred acquisition costs to each segment.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired assets. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses. The P&C combined ratio includes adjusted losses and loss expenses in the ratio numerator.

Underwriting income, P&C underwriting income and Global P&C underwriting income are calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. P&C underwriting income also includes gains (losses) on crop derivatives. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and adjusted net realized gains (losses). Current accident year underwriting income excluding catastrophe losses is underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD, as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Segment income (loss) includes underwriting income, adjusted net investment income, other income (expense) – operating, and amortization expense of purchased intangibles.

Operating income, net of tax, excludes adjusted realized gains and losses, Chubb integration and related expenses, and the amortization of the fair value adjustments of acquired debt and invested assets related to the Chubb Corp acquisition. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) is heavily influenced by the availability of market opportunities. We also exclude Chubb integration and related expenses related to the acquisition due to the size, complexity, and volume of this acquisition, which may not be indicative of such future costs. We believe that excluding the Chubb integration and related expenses facilitates the

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Chubb Limited News Release

comparison of our financial results to our historical operating results. These costs include legal and professional fees and all costs directly related to the integration activities of the Chubb acquisition including pre-acquisition interest expense on the $5.3 billion senior notes issued in November 2015. The interest expense on the $5.3 billion senior notes was included within operating income subsequent to the acquisition close (i.e., after January 14, 2016). Operating income should not be viewed as a substitute for net income determined in accordance with GAAP. In addition, we disclose operating income excluding the impact of foreign exchange in order to adjust for the distortive effects of fluctuations in exchange rates.

P&C combined ratio excluding catastrophe losses and PPD and current accident year P&C combined ratio excluding catastrophe losses exclude impacts of catastrophe losses and PPD. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North American Agricultural Insurance segments. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North American Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

International life net premiums written and deposits collected is adjusted to include deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. However, we include life deposits in presenting growth in our life insurance business because new life deposits are an important component of production and key to our efforts to grow our business.

Operating return on equity (ROE) or ROE calculated using operating income and operating return on tangible equity are annualized financial measures. The ROE numerator includes income adjusted to exclude after-tax adjusted net realized gains (losses), Chubb integration and related expenses, and the amortization of the fair value adjustment of acquired invested assets and long-term debt. The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. In addition, for the nine months ended September 30, 2016, the denominator was adjusted to account for the weighted-average impact of the $15,527 million issuance of common shares and equity awards related to the Chubb Corp acquisition on January 14, 2016. Operating ROE is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

Measures excluding Fireman’s Fund high net worth personal lines business. We acquired the Fireman’s Fund high net worth personal lines business in April 2015 and recognized as written premiums non-recurring unearned premiums reserves of $252 million. Due to the size of this non-recurring transfer, we believe that excluding this one-time benefit in 2015 will allow for comparability when assessing trends in our business. We present measures exclusive of Fireman’s Fund high net worth business from our 2016 and 2015 results in order to show its impact on our results and to highlight the impact of Fireman’s Fund low retention on our business.

Net premiums written excluding merger-related underwriting actions, including additional reinsurance are non-GAAP performance measures. Since the acquisition of The Chubb Corporation, we have entered into new reinsurance agreements with third-party reinsurers for the Legacy Chubb Corp businesses and have taken other merger-related

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underwriting actions, including exiting certain types of Legacy Chubb Corp business that do not meet our underwriting standards or adhere to our risk diversification strategy. We believe that these measures are meaningful to evaluate trends in our production on a comparable basis to the prior year As If we were one company in 2015.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. The intangibles related to the Chubb Corp acquisition are excluded from the tangible book value per share calculation net of tax. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful. In addition, we disclose per share measures for book value and tangible book value that exclude the impact of foreign currency fluctuations and the acquisition during 2016 in order to adjust for the distortive effects of fluctuations in exchange rates.

Other income (expense) – operating excludes from consolidated Other income (expense) the portion of net realized gains and losses related to unconsolidated entities and gains and losses from fair value changes in separate account assets that do not qualify for separate account reporting under GAAP. Net realized gains (losses) related to unconsolidated entities is excluded from operating income in order to enhance the understanding of our results of underwriting operations as they are heavily influenced by, and fluctuate in part, according to market conditions.

Chubb integration and related expenses include legal and professional fees and all costs directly related to the integration activities of the Chubb Corp acquisition as well as the pre-acquisition interest expense related to the $5.3 billion senior notes issued in November 2015 to finance a portion of the Chubb Corp acquisition. We exclude this pre-acquisition interest expense from operating income because the operations for which the debt was issued were not part of our operating activities prior to the completion of the acquisition. Effective with the close of the Chubb Corp acquisition (January 14, 2016), the interest on this debt was considered a cost of our operations and will is included within operating income.

See reconciliation of Non-GAAP Financial Measures on pages 39-47 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP or with SEC guidance under Article 11 for pro forma measures, including premium, net income, return on equity, adjusted net investment income, and effective tax rate.

NM - not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, including 2016 performance and growth opportunities; integration activities and expected expense savings and income run rate; other expected benefits of the ACE and Chubb merger; and our plans, objectives, expectations and intentions and other statements that are not historical facts reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative,

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Chubb Limited News Release

regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	12

Chubb Limited News Release

Chubb Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	September 30	December 31
	2016	2015
Assets
Investments	$101,036	$66,251
Cash	870	1,775
Insurance and reinsurance balances receivable	8,493	5,323
Reinsurance recoverable on losses and loss expenses	13,448	11,386
Goodwill and other intangible assets	22,472	5,683
Other assets	15,491	11,888

Total assets	$161,810	$102,306

Liabilities
Unpaid losses and loss expenses	$61,347	$37,303
Unearned premiums	15,054	8,439
Other liabilities	37,037	27,429

Total liabilities	$113,438	$73,171

Shareholders’ equity
Total shareholders’ equity	48,372	29,135

Total liabilities and shareholders’ equity	$161,810	$102,306

Book value per common share	$103.96	$89.77

Tangible book value per common share	$60.26	$72.25
Book value per common share excluding cumulative translation losses (1)	$106.73	$94.51
Tangible book value per common share excluding cumulative translation losses (2)	$62.24	$75.30

(1)	Cumulative translation losses were $1.3 billion in 2016 and $1.5 billion in 2015
(2)	Cumulative translation losses were $368 million in 2016 and $550 million in 2015

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	13

Chubb Limited News Release

Chubb Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015
Gross premiums written	$9,483	$6,346	$26,146	$18,172
Net premiums written	7,573	4,709	21,207	13,569
Net premiums earned	7,688	4,719	21,690	13,006
Losses and loss expenses	4,269	2,643	12,197	7,182
Policy benefits	155	89	427	384
Policy acquisition costs	1,514	771	4,487	2,205
Administrative expenses	772	568	2,373	1,700
Net investment income	739	549	2,121	1,662
Net realized gains (losses)	100	(397)	(510)	(360)
Interest expense	152	68	451	207
Other income (expense):
Gains (losses) from separate account assets	22	(49)	22	(32)
Other	69	37	70	93
Amortization of purchased intangibles	4	51	16	136
Chubb integration expenses	115	9	361	9
Income tax expense	277	132	556	395

Net income	$1,360	$528	$2,525	$2,151

Diluted earnings per share:
Operating income	$2.88	$2.74	$7.40	$7.38
Net income	$2.88	$1.62	$5.44	$6.53

Weighted average diluted shares outstanding	471.4	327.2	464.1	329.2

P&C combined ratio
Loss and loss expense ratio	57.0%	58.8%	58.0%	58.3%
Policy acquisition cost ratio	19.3%	15.4%	20.3%	16.1%
Administrative expense ratio	9.7%	11.7%	10.7%	12.8%

P&C combined ratio	86.0%	85.9%	89.0%	87.2%

P&C underwriting income	$1,002	$597	$2,223	$1,477

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Chubb Limited News Release

Chubb Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015
Gross Premiums Written
North America Commercial P&C Insurance	$3,832	$1,994	$10,877	$6,043
North America Personal P&C Insurance	1,323	378	3,666	1,359
North America Agricultural Insurance	1,240	1,243	1,921	1,937
Overseas General Insurance	2,383	2,019	7,393	6,486
Global Reinsurance	143	190	624	774
Life Insurance	562	522	1,665	1,573

Total	$9,483	$6,346	$26,146	$18,172

Net Premiums Written
North America Commercial P&C Insurance	$3,110	$1,433	$8,657	$4,158
North America Personal P&C Insurance	1,011	278	3,113	958
North America Agricultural Insurance	849	737	1,288	1,204
Overseas General Insurance	1,940	1,584	6,012	5,047
Global Reinsurance	131	185	562	719
Life Insurance	532	492	1,575	1,483

Total	$7,573	$4,709	$21,207	$13,569

Net Premiums Earned
North America Commercial P&C Insurance	$3,086	$1,410	$9,130	$4,209
North America Personal P&C Insurance	1,081	272	3,245	687
North America Agricultural Insurance	819	739	1,169	1,124
Overseas General Insurance	2,034	1,615	6,082	4,896
Global Reinsurance	156	203	543	649
Life Insurance	512	480	1,521	1,441

Total	$7,688	$4,719	$21,690	$13,006

Segment income (loss)
North America Commercial P&C Insurance	$900	$464	$2,537	$1,388
North America Personal P&C Insurance	216	19	440	64
North America Agricultural Insurance	88	71	150	135
Overseas General Insurance	530	416	1,167	1,017
Global Reinsurance	120	199	338	490
Life Insurance	69	65	203	217
Corporate	(97)	(129)	(204)	(279)

Total	$1,826	$1,105	$4,631	$3,032

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	15